                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. )*


                             SILICON GAMING, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  008270 54 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


   Check the following box if a fee is being paid with this statement. [_] (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)

                              Page 1 of 21 Pages
                      Exhibit Index Contained on Page 18

-----------------------                                  ---------------------
  CUSIP NO. 008270 54 1                 13G                PAGE 2 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Kleiner Perkins Caufield & Byers VII, L.P., a California Limited
                 Partnership ("KPCB VII")

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4      California Limited Partnership


------------------------------------------------------------------------------
                          SOLE VOTING POWER                            - 0 -
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6                                             1,512,103

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER                       - 0 -
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8                                             1,512,103

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                                 1,512,103


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                       [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11                                                                    14.3%


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*                                           PN
12


------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 008270 54 1                 13G                PAGE 3 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           KPCB VII Associates, L.P., a California Limited Partnership ("KPCB
                VII Associates")

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4     California Limited Partnership


------------------------------------------------------------------------------
                          SOLE VOTING POWER                            - 0 -
                     5


                   -----------------------------------------------------------
                          SHARED VOTING POWER
     NUMBER OF       6
                          1,550,875 shares of which 1,512,103 shares are
      SHARES              directly owned by KPCB VII and 38,772 shares are
                          directly owned by KPCB Information Sciences Zaibatsu
   BENEFICIALLY           Fund II, a California Limited Partnership
                          ("KPCB ZF II"). KPCB VII Associates is the general
                          partner of KPCB VII and KPCB ZF II.
     OWNED BY
               -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER                       - 0 -

    REPORTING        7

      PERSON
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8    1,550,875 shares of which 1,512,103 shares are
                          directly owned by KPCB VII and 38,772 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                                 1,550,875


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                       [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  14.6%
11


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12                                                                        PN


------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 008270 54 1                 13G                PAGE 4 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Alexander E. Barkas

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER                            - 0 -
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,550,875 shares of which 1,512,103 shares are
                          directly owned by KPCB VII and 38,772 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II. Mr.
                          Barkas is a general partner of KPCB VII Associates.
     OWNED BY             Mr. Barkas disclaims beneficial ownership  of
                          shares held directly by KPCB VII and KPCB ZF II.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER                       - 0 -
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,550,875 shares of which 1,512,103 shares are
                          directly owned by KPCB VII and 38,772 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II. Mr.
                          Barkas is a general partner of KPCB VII Associates.
                          Mr. Barkas disclaims beneficial ownership of shares
                          held directly by KPCB VII and KPCB ZF II.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                                 1,550,875


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                       [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  14.6%
11


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*                                           IN
12


------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 008270 54 1                 13G                PAGE 5 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Kevin R. Compton

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER                            - 0 -
                     5


                   -----------------------------------------------------------
                          SHARED VOTING POWER
     NUMBER OF       6    1,550,875 shares of which 1,512,103 shares are
                          directly owned by KPCB VII and 38,772 shares are
      SHARES              directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II. Mr.
   BENEFICIALLY           Compton is a general partner of KPCB VII Associates.
                          Mr. Compton disclaims beneficial ownership of shares
     OWNED BY             held directly by KPCB VII and KPCB ZF II.

       EACH        -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER                       - 0 -
    REPORTING        7

      PERSON
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8    1,550,875 shares of which 1,512,103 shares are
                          directly owned by KPCB VII and 38,772 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II. Mr.
                          Compton is a general partner of KPCB VII Associates.
                          Mr. Compton disclaims beneficial ownership of shares
                          held directly by KPCB VII and KPCB ZF II.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                                 1,550,875


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                       [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  14.6%
11


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*                                           IN
12


------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 008270 54 1                 13G                PAGE 6 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Brook H. Byers

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER                            - 0 -
                     5


                   -----------------------------------------------------------
                          SHARED VOTING POWER
     NUMBER OF       6    1,550,875 shares of which 1,512,103 shares are
                          directly owned by KPCB VII and 38,772 shares are
      SHARES              directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II. Mr.
   BENEFICIALLY           Byers is a general partner of KPCB VII Associates. Mr.
                          Byers disclaims beneficial ownership of shares held
     OWNED BY             directly by KPCB VII and KPCB ZF II.

       EACH        -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER                       - 0 -
    REPORTING        7

      PERSON
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8    1,550,875 shares of which 1,512,103 shares are
                          directly owned by KPCB VII and 38,772 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II. Mr.
                          Byers is a general partner of KPCB VII Associates. Mr.
                          Byers disclaims beneficial ownership of shares held
                          directly by KPCB VII and KPCB ZF II.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                                 1,550,875


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                       [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  14.6%
11


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*                                           IN
12



------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 008270 54 1                 13G                PAGE 7 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Vinod Khosla

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER                            - 0 -
                     5


                   -----------------------------------------------------------
                          SHARED VOTING POWER
     NUMBER OF       6    1,550,875 shares of which 1,512,103 shares are
                          directly owned by KPCB VII and 38,772 shares are
      SHARES              directly owned by KPCB ZF II.  KPCB VII Associates
                          is the general partner of KPCB VII and KPCB ZF II.
   BENEFICIALLY           Mr. Khosla is a general partner of KPCB VII
                          Associates.  Mr. Khosla disclaims beneficial
                          ownership of shares held directly by KPCB VII and
     OWNED BY             KPCB ZF II.

                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER                       - 0 -
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,550,875 shares of which 1,512,103 shares are
                          directly owned by KPCB VII and 38,772 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II. Mr.
                          Khosla is a general partner of KPCB VII Associates.
                          Mr. Khosla disclaims beneficial ownership of shares
                          held directly by KPCB VII and KPCB ZF II.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                                 1,550,875


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                       [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  14.6%
11


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*                                           IN
12


------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 008270 54 1              13G                  PAGE 8 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          William R. Hearst, III

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER                            - 0 -
                     5


                   -----------------------------------------------------------
                          SHARED VOTING POWER
     NUMBER OF       6    1,550,875 shares of which 1,512,103 shares are
                          directly owned by KPCB VII and 38,772 shares are
      SHARES              directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II. Mr.
   BENEFICIALLY           Hearst is a general partner of KPCB VII Associates.
                          Mr. Hearst disclaims beneficial ownership of shares
     OWNED BY             held directly by KPCB VII and KPCB ZF II.
                   -----------------------------------------------------------
       EACH
                          SOLE DISPOSITIVE POWER                         - 0 -
    REPORTING        7

      PERSON
                   -----------------------------------------------------------
       WITH          8    SHARED DISPOSITIVE POWER
                          1,550,875 shares of which 1,512,103 shares are
                          directly owned by KPCB VII and 38,772 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II. Mr.
                          Hearst is a general partner of KPCB VII Associates.
                          Mr. Hearst disclaims beneficial ownership of shares
                          held directly by KPCB VII and KPCB ZF II.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                                 1,550,875


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                       [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  14.6%
11


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*                                           IN
12


------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 008270 54 1                 13G                PAGE 9 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          L. John Doerr

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER                            - 0 -
                     5


                   -----------------------------------------------------------
     NUMBER OF       6    SHARED VOTING POWER
                          1,550,875 shares of which 1,512,103 shares are
      SHARES              directly owned by KPCB VII and 38,772 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates is
   BENEFICIALLY           the general partner of KPCB VII and KPCB ZF II.
                          Mr. Doerr is a general partner of KPCB
       EACH               VII Associates. Mr. Doerr disclaims beneficial
                          ownership OWNED BY of shares held directly by KPCB VII
    REPORTING             and KPCB ZF II.
                   -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER                       - 0 -
                     7
       WITH

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8 1,550,875 shares of which 1,512,103 shares are directly owned by KPCB VII and 38,772 shares are directly owned by KPCB ZF II. KPCB VII Associates is the general partner of KPCB VII and KPCB ZF II. Mr. Doerr is a general partner of KPCB VII Associates. Mr. Doerr disclaims beneficial ownership of shares held directly by KPCB VII and KPCB ZF II.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                   1,550,875

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                       [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  14.6%
11


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*                                           IN
12


------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 008270 54 1                 13G                PAGE 10 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Joseph S. Lacob

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER                            - 0 -
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,550,875 shares of which 1,512,103 shares are
                          directly owned by KPCB VII and 38,772 shares are
     OWNED BY             directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II. Mr.
       EACH               Lacob is a general partner of KPCB VII Associates. Mr.
                          Lacob disclaims beneficial ownership of shares held
    REPORTING             directly by KPCB VII and KPCB ZF II.

      PERSON        -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER                       - 0 -
       WITH           7


                    -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8 1,550,875 shares of which 1,512,103 shares are directly owned by KPCB VII and 38,772 shares are directly owned by KPCB ZF II. KPCB VII Associates is the general partner of KPCB VII and KPCB ZF II. Mr. Lacob is a general partner of KPCB VII Associates. Mr. Lacob disclaims beneficial ownership of shares held directly by KPCB VII and KPCB ZF II.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                                 1,550,875


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                       [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  14.6%
11


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*                                           IN
12


------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 008270 54 1                 13G                PAGE 11 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Bernard  Lacroute

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER                            - 0 -
                     5


                   -----------------------------------------------------------
                          SHARED VOTING POWER
     NUMBER OF       6    1,550,875 shares of which 1,512,103 shares are
                          directly owned by KPCB VII and 38,772 shares are
      SHARES              directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II. Mr.
   BENEFICIALLY           Lacroute is a general partner of KPCB VII Associates.
                          Mr. Lacroute disclaims beneficial ownership of shares
     OWNED BY             held directly by KPCB VII and KPCB ZF II.

       EACH        -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER                       - 0 -
    REPORTING        7

      PERSON
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8    1,550,875 shares of which 1,512,103 shares are
                          directly owned by KPCB VII and 38,772 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II. Mr.
                          Lacroute is a general partner of KPCB VII Associates.
                          Mr. Lacroute disclaims beneficial ownership of shares
                          held directly by KPCB VII and KPCB ZF II.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                                 1,550,875


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                       [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  14.6%
11


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*                                           IN
12


------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 008270 54 1                 13G                PAGE 12 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          James P. Lally

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER                          - 0 -
                     5


                   -----------------------------------------------------------
                          SHARED VOTING POWER
     NUMBER OF       6    1,550,875 shares of which 1,512,103 shares are
                          directly owned by KPCB VII and 38,772 shares are
      SHARES              directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II. Mr.
   BENEFICIALLY           Lally is a general partner of KPCB VII Associates. Mr.
                          Lally disclaims beneficial ownership of shares held
     OWNED BY             directly by KPCB VII and KPCB ZF II.

       EACH        -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER                       - 0 -
    REPORTING        7

      PERSON
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8    1,550,875 shares of which 1,512,103 shares are
                          directly owned by KPCB VII and 38,772 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II. Mr.
                          Lally is a general partner of KPCB VII Associates. Mr.
                          Lally disclaims beneficial ownership of shares held
                          directly by KPCB VII and KPCB ZF II.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                                 1,550,875


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                       [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  14.6%
11


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*                                           IN
12


------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 008270 54 1                 13G                PAGE 13 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Douglas J. MacKenzie

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER                            - 0 -
                     5


                   -----------------------------------------------------------
                          SHARED VOTING POWER
     NUMBER OF       6    1,550,875 shares of which 1,512,103 shares are
                          directly owned by KPCB VII and 38,772 shares are
      SHARES              directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II. Mr.
   BENEFICIALLY           MacKenzie is a general partner of KPCB VII Associates.
                          Mr. MacKenzie disclaims beneficial ownership of shares
     OWNED BY             held directly by KPCB VII and KPCB ZF II.

       EACH        -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER                       - 0 -
    REPORTING        7

      PERSON
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8    1,550,875 shares of which 1,512,103 shares are
                          directly owned by KPCB VII and 38,772 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II. Mr.
                          MacKenzie is a general partner of KPCB VII Associates.
                          Mr. MacKenzie disclaims beneficial ownership of shares
                          held directly by KPCB VII and KPCB ZF II.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                                 1,550,875


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                       [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  14.6%
11


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*                                           IN
12


------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 008270 54 1                 13G                PAGE 14 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          E. Floyd Kvamme

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER                            - 0 -
                     5


                   -----------------------------------------------------------
                          SHARED VOTING POWER
     NUMBER OF       6    1,550,875 shares of which 1,512,103 shares are
                          directly owned by KPCB VII and 38,772 shares are
      SHARES              directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II. Mr.
   BENEFICIALLY           Kvamme is a general partner of KPCB VII Associates.
                          Mr. Kvamme disclaims beneficial ownership of shares
     OWNED BY             held directly by KPCB VII and KPCB ZF II.

       EACH        -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER                       - 0 -
    REPORTING        7

      PERSON
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8    1,550,875 shares of which 1,512,103 shares are
                          directly owned by KPCB VII and 38,772 shares are
                          directly owned by KPCB ZF II. KPCB VII Associates is
                          the general partner of KPCB VII and KPCB ZF II. Mr.
                          Kvamme is a general partner of KPCB VII Associates.
                          Mr. Kvamme disclaims beneficial ownership of shares
                          held directly by KPCB VII and KPCB ZF II.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                                                                 1,550,875


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                       [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  14.6%
11


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*                                           IN
12


------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                                                   Page 15 0f 21

ITEM 1(A).  NAME OF ISSUER
            --------------

            Silicon Gaming, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            -----------------------------------------------

            2800 West Bayshore Road
            Palo Alto, California 94303

ITEM 2(A)-(C).  NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING
                -----------------------------------------------

            This statement is being filed by KPCB VII Associates, L.P., a California Limited Partnership ("KPCB VII Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VII Associates are set forth on Exhibit B hereto.

            KPCB VII Associates is general partner to Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership ("KPCB VII") and KPCB Information Sciences Zaibatsu Fund II, L.P., a California limited partnership ("KPCB ZF II"). With respect to KPCB VII Associates, this statement relates only to KPCB VII Associates' indirect, beneficial ownership of shares of Common Stock of Silicon Gaming, Inc. held directly by KPCB VII and KPCB ZF II (the "Shares"). Management of the business affairs of KPCB VII Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VII Associates listed on Exhibit B hereto, each of whom disclaims beneficial ownership of the Shares.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                    ---------------------------------------------

            Common Stock
            CUSIP # 008270 54 1

ITEM 3.     Not Applicable
            --------------

ITEM 4.     OWNERSHIP  See rows 5-11 of cover pages.  Each individual general
            ---------
            partner of KPCB VII Associates disclaims beneficial ownership of the Shares.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
            ---------------------------------------------

            Not applicable.

                                                                   Page 16 0f 21

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
            ----------------------------------------------------------------

            Under certain circumstances set forth in the limited partnership agreements of KPCB VII, KPCB ZF II and KPCB VII Associates, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds from the sale of the Shares of Silicon Gaming, Inc. owned by each such entity. No such partner's right relates to more than five percent of the class.

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
            ------------------------------------------------------------------
            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
            ------------------------------------------------------------

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            ---------------------------------------------------------

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            ------------------------------

            Not applicable.

ITEM 10.    CERTIFICATION.
            -------------

            Not applicable.

                                                                   Page 17 0f 21

                                  SIGNATURES
                                  ----------

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997

KPCB VII ASSOCIATES, L.P., A           KLEINER PERKINS CAUFIELD & BYERS VII,
CALIFORNIA LIMITED                     L.P., A CALIFORNIA
PARTNERSHIP                            LIMITED PARTNERSHIP


By:_____________________________       By   KPCB VII Associates, L.P., a
    A General Partner                       California Limited Partnership, its
                                            General Partner


                                            By: ________________________________
                                                A General Partner

ALEXANDER E. BARKAS
BROOK H. BYERS
KEVIN R. COMPTON
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY
DOUGLAS P. MACKENZIE
E. FLOYD KVAMME


By:_____________________________
   Michael S. Curry
   Attorney-in-Fact

                                                                   Page 18 0f 21

                                 EXHIBIT INDEX
                                 -------------

                                                               Found on
                                                             Sequentially
Exhibit                                                      Numbered Page
-------                                                      -------------

Exhibit A:  Agreement of Joint Filing                              19

Exhibit B:  List of General Partners of KPCB VII Associates        20

                                                                   Page 19 0f 21
                                   EXHIBIT A
                                   ---------


                           Agreement of Joint Filing
                           -------------------------


            The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 1997, containing the information required by Schedule 13G, for the 1,550,875 Shares of Silicon Gaming, Inc. held by Kleiner Perkins Caufield & Byers VII, L.P., a California Limited Partnership and KPCB Information Sciences Zaibatsu Fund II, L.P., a California Limited Partnership.

Dated:  February 13, 1997

KPCB VII ASSOCIATES, L.P., A           KLEINER PERKINS CAUFIELD & BYERS VII,
CALIFORNIA                             L.P., A CALIFORNIA
LIMITED PARTNERSHIP                    LIMITED PARTNERSHIP


By:_____________________________       By   KPCB VII Associates, L.P., a
   A General Partner                        California Limited Partnership, its
                                            General Partner


                                            By:_________________________________
                                                A General Partner

ALEXANDER E. BARKAS
BROOK H. BYERS
KEVIN R. COMPTON
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY
DOUGLAS P. MACKENZIE
E. FLOYD KVAMME


By:_____________________________
   Michael S. Curry
   Attorney-in-Fact

                                                                   Page 20 0f 21
                                   EXHIBIT B
                                   ---------

                              General Partners of
             KPCB VII Associates, a California limited partnership
             -----------------------------------------------------


            Set forth below, with respect to each general partner of KPCB VII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a)    Alexander E. Barkas
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

2.   (a)    Brook H. Byers
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

3.   (a)    Kevin R. Compton
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

4.   (a)    L. John Doerr
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

5.   (a)    William R. Hearst III
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

                                                                   Page 21 0f 21
6.   (a)    Vinod Khosla
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

7.   (a)    Joseph S. Lacob
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

8.   (a)    Bernard J. Lacroute
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

9.   (a)    James P. Lally
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

10.  (a)    Douglas P. MacKenzie
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

11.  (a)    E. Floyd Kvamme
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen